Exhibit 10.65

INDEMNITY AGREEMENT

     THIS INDEMNITY AGREEMENT (this “Agreement”) is executed on the 5th day of February 2004, by AFC ENTERPRISES, INC., a Minnesota corporation (“AFC”), and CAJUN OPERATING COMPANY, a Delaware corporation, (“Indemnitor”), to and in favor of SUPPLY MANAGEMENT SERVICES. INC., a Georgia non-profit corporation (“Indemnitee’).

     A.       AFC and Indemnitee entered into that certain Indemnity Agreement dated October 14, 2004 (the “Indemnity Agreement”), pursuant to which AFC agreed to indemnify Indemnitee with respect to the Poultry Supply Contracts identified on Exhibit A (the “Contracts”) which commit Indemnitee to purchase a minimum volume of poultry over a five (5) year period to help provide for the poultry needs of AFC and franchisees of AFC in connection with the operation of certain of their restaurants, (including those restaurants operated under the “Church’s Chicken” and Texas Chicken” trademarks (the “Church’s Restaurants”)).

     B.       AFC entered into that certain Asset Purchase Agreement dated October 30, 2004 (the “Purchase Agreement”), whereby AFC agreed to sell the assets related to the Church’s Restaurants to Indemnitor.

     C.       In accordance with the terms of the Purchase Agreement and in order to induce AFC to consummate the transactions contemplated thereby, Indemnitor has agreed to assume those liabilities and obligations of AFC under the Indemnity Agreement that relate to the Church’s Restaurants and to enter into this Agreement for the benefit and protection of Indemnitee.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Indemnitor and Indemnitee hereby agree us follows:

     Section 1.       Assumption. Indemnitor hereby assumes, from and after the date hereof, all the liabilities and obligations of AFC under the indemnity Agreement that relate to the Church’s Restaurants, and Indemnitee hereby agrees to such assumption by Indemnitor.

     Section 2.       Indemnity. Indemnitor hereby agrees, from and after the date hereof, to indemnify, save, defend (at Indemnitor’s sole cost and expense) and hold harmless Indemnitee and the officers, directors, agents, members and employees of Indemnitee, and the heirs, successors and assigns of each of the foregoing (all of such persons or entities being collectively referred to herein as “Indemnified Persons” and each such reference shall refer jointly and severally to each such person), from and against the full amount of any and all “Losses” incurred by any Indemnified Person by reason of the Church’s Restaurants to purchase, or place orders to purchase, poultry from or through Indemnitee pursuant to the Contracts at times and in quantities sufficient to enable Indemnitee to satisfy the minimum poultry volume requirements as set forth under the Contracts. As used herein, “Losses” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses or disbursements (including, but not limited to, all reasonable attorneys’ fees and all other reasonable professional or consultants’ expenses incurred in investigating, preparing for, serving as a witness in or defending against any action or proceeding actually commenced against any Indemnified Person), whether or not caused by the negligence of any of the Indemnified Persons (however, Losses shall not include any liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses and disbursements which are caused by an Indemnified Person’s gross negligence or willful misconduct or by a material breach by Indemnitee under the Contracts, or any of them, other than a breach relating to failure to purchase the minimum poultry requirements contained thereunder).

     Section 3.       Obligations of Indemnitee. As a condition of Indemnitor’s obligations hereunder, Indemnitee and Indemnitor agree as follows:

     (a) Any Contract entered into by Indemnitee with a supplier of poultry which contains a minimum volume requirement shall be approved as to the volume requirement by Indemnitor prior to execution by Indemnitee, such approval not to be unreasonably withheld, delayed or conditioned.

     (b) Any adjustments made by Indemnitee to the minimum volume requirement under any Contract shall be approved, in advance, by Indemnitor, such approval not to be unreasonably withheld, delayed or conditioned.

     (c) Indemnitee shall use its commercially reasonable efforts to mitigate the liability of Indemnitor hereunder.

     Section 4.       Payments. Within a reasonable time after any Losses are incurred, the Indemnified Person shall give notice to Indemnitor together with all reasonable documentation supporting the claim for indemnity; provided, however, that failure by an indemnified Person to give such notice shall not relieve Indemnitor from any liability, duty or obligation hereunder in the absence of material prejudice to Indemnitor, but Indemnitor shall not he obligated to pay for such Losses until Indemnitor receives notice as required above. Indemnitor shall be liable for a Late Payment Fee of one percent (1%) per month on any amount not paid to Indemnitee within thirty (30) days after Indemnitor is given notice and supporting documentation of any Losses.

     Section 5.       Third Party Claims. If an indemnification claim hereunder arises from the assertion of any claim, or the commencement of any suit, action or proceeding brought by a person other than Indemnitor or an Indemnified Person (a “Third Party Claim”) any such notice to the Indemnitor shall be accompanied by a copy of any papers theretofore served on the Indemnitor in connection with such Third Party Claim. Upon receipt of notice of a Third Party Claim from an Indemnified Person, the Indemnitor may assume the defense and control of such Third Party Claim (provided the Indemnitor assumes liability therefor and can demonstrate sufficient financial resources to satisfy such claim) but shall allow the Indemnified Person a reasonable opportunity to participate in the defense thereof with its own counsel and at its own expense. The Indemnitor shall select counsel, contractors and consultants of recognized standing and competence; shall take all steps necessary in the defense or settlement thereof; and shall at all times diligently and promptly pursue the resolution thereof. In conducting the defense thereof, the Indemnitor shall at all times act as if all damages relating to such Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize damages therefrom. The Indemnified Person shall, and shall cause each of its affiliates, directors, officers, employees, and agents to, cooperate reasonably with the Indemnitor in the defense of any Third Party Claim defended by the Indemnitor.

     Section 6.       Invalidity. If any provisions of this Agreement shall be held invalid, illegal or unenforceable, such provisions shall he severable from the rest of this Agreement and the validity, legality, or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 7.       Attorneys’ Fees. In any action to enforce or interpret this Agreement, the prevailing party shall be entitled to receive from the losing party its reasonable attorneys’ fees and costs incurred in connection therewith.

     Section 8       Term of Agreement. The term of this Agreement shall expire upon the expiration of the last Contract; provided, however, that any claims arising prior to the expiration of the terra of this Agreement shall survive such termination.

     Section 9.       Notice. All notices, requests and other communications to either party hereunder shall be deemed to have been duly given and received if delivered as follows:

If to Indemnitor:

Cajun Operating Company
75 Fourteenth Street, 24th Floor
Atlanta, Georgia 30307
Attention:       E. Stockton Croft, IV
Telephone:     (404) 920-9022
Facsimile:       (404) 920-9001

With a copy to:

Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention:       Bert Adams
Telephone:     (404) 853-8152
Facsimile:       (404) 853-8806

If to Indemnitee: Supply Management Services, Inc.

Attn: _____________________________

Each such notice, request or other communication shall be effective (a) if given by mail, three (3) days after such notice is deposited in the United States Mail with first class postage prepaid, sent to the recipient at the address above, provided that such mailing is by registered or certified mail, return receipt requested, (b) if given by overnight delivery, when delivered by a nationally recognized overnight delivery service such as Federal Express or Airborne Express, or (c) if given by any other means, when delivered at the address specified in this Section 9 by a means evidencing receipt by the addressee. The addresses set forth above may he changed as to any party by such party delivering written notice to the other parties in accordance with this Section 9 at least thirty (30) days prior to such change of address.

     Section 10.       Captions, Gender, and Number. Any section or paragraph, title or caption contained in this Agreement is for convenience only and shall not be deemed a part of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each he deemed to include the others whenever the context so allows.

     Section 11.       Indemnified Persons’ Rights. The parties hereto expressly acknowledge that this Agreement is made expressly for the benefit of the Indemnified Persons.

     Section 12.       Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties named herein and their respective successors and assigns. Indemnitor’s obligations hereunder shall survive and continue to be of full force and effect notwithstanding any sale or other transfer of any line of business (a “Brand’) currently operated by it or assignment of its rights or obligations under its franchise agreements with any of its franchisees; provided, that Indemnitee agrees to consent to an assignment of the obligations of Indemnitor hereunder to any person or entity acquiring a Brand from Indemnitor if such acquiror (i) agrees in writing to he bound by the terms and conditions of this Agreement and (ii) can reasonably demonstrate that it has the financial ability to satisfy the indemnity obligations being assumed.

     Section 13.       Failure or Indulgence Not Waiver. No failure or delay on the part of an Indemnified Person in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or privilege preclude any other or further exercise of any such power, right or privilege. All powers, rights and privileges hereunder arc cumulative to, and not exclusive of, any powers, tights or privileges otherwise available.

     Section 14.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia; provided, however, that if any applicable conflict or choice of law rules would choose the law of another state, Indemnitor hereby waives such rules and agrees that Georgia substantive, procedural and constitutional law shall nonetheless govern.

     Section 1 5.       Effect of this Agreement. This Agreement shall remain in full force and effect and continue to he effective should any petition be filed by or against Indemnitor under the Bankruptcy Code, as the same may be amended, for liquidation or reorganization, should indemnitor become insolvent or make an assignment for the benefit of creditors, should a receiver or trustee be appointed for the benefit of creditors, or should a receiver or trustee be appointed for all or any significant part of Indemnitor’s assets.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date and year first written above.

“AFC”

AFC ENTERPRISES, INC.
a Minnesota corporation

By: /s/ Kenneth L. Keymer

Print: Kenneth L. Keymer

Its: President

“Indemnitor”

CAJUN OPERATING COMPANY,
a Delaware corporation

By: /s/ H. V. Agahai

Print: Hassha V. Agahai

Its: President & CEO

By: /s/ Lisa P. Morse

Print Lisa P. Morse

Its: EVP, General Counsel & Chief
        Compliance Officer

“Idemnitee”

SUPPLY MANAGEMENT SERVICES INC.
a Georgia Corporation

By: /s/ Tad Dampfler

Print: /s/ Tad Dampfler

Its: President & CEO

EXHIBIT “A”

AS OF MARCH 10, 2004

Sylvest
Cagle’s, Inc.
Tyson Sales and Distribution , Inc.
George’s